Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of June 28, 2024 (the “Effective Date”) by and among Lifecore Biomedical, Inc., a Delaware corporation (“Lifecore” or the “Company”), and each of the persons listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors” or the “Investor Group”). The Company and each of the Investors are each herein referred to as a “party” and collectively, the “parties”. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 14 herein.
WHEREAS, on March 21, 2024 the Company disclosed on a Form 8-K that Craig Barbarosh notified the Company that he has elected not to stand for re-election to serve as a director of the Board of Directors of the Company (the “Board”) at the Company’s annual meeting of stockholders for the 2023 fiscal year, which is scheduled to take place on August 15, 2024 (the “2023 Annual Meeting”) and that the Board approved the appointment of Katrina L. Houde as Chairperson of the Board, effective as of the 2023 Annual Meeting;
WHEREAS, each of the Investors beneficially owns the number of shares of (i) the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), each as listed on Exhibit A hereto;
WHEREAS, on May 16, 2024, 22NW Fund, LP (“22NW”) delivered to the Company a notice of intent to submit director nominations (the “Nomination Notice”) at the 2023 Annual Meeting;
WHEREAS, on May 20, 2024, 22NW filed a Schedule 13D/A with the Securities and Exchange Commission (the “SEC”) disclosing its intention to nominate certain individuals to the Board, as set forth in the Nomination Notice;
WHEREAS, on June 11, 2024, 22NW delivered to the Company a written demand for a special meeting of the stockholders of the Company to be held on August 14, 2024 (the “Special Meeting Demand”);
WHEREAS, on June 11, 2024, 22NW filed a Schedule 13D/A with the SEC disclosing the Special Meeting Demand;
WHEREAS, concurrent with the entry of this Agreement, Legion Partners Holdings, LLC (“Legion”) (and its Affiliates) and Wynnefield Capital Management, LLC (“Wynnefield”) (and its Affiliates) have entered into similar agreements with the Company, complete copies of which have been delivered to the Investors prior to the execution herewith (the “Other Investor Agreements”); and
WHEREAS, the Company has reached an agreement with the Investors with respect to the composition of the Board and certain other matters as provided in this Agreement.

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NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Investor Group Actions.
(a)Irrevocable Withdrawals. 22NW hereby irrevocably withdraws the Nomination Notice and the Special Meeting Demand.
2.Board Composition and Other Company Matters.
(a)Board Observers.
(i)Within ten (10) days of the Effective Date, the Board, and all applicable committees of the Board, shall take all actions necessary to invite and appoint Humberto Antunes, Jason Aryeh, Paul Johnson and Matthew Korenberg to serve as non-voting observers to the Board (the “Board Observers”) subject to delivery to the Company from each of the Board Observers an executed version of the undertaking to the Company in the form set forth on Exhibit B hereto. The Board Observers shall be entitled to attend, participate in discussions, and provide input at any portion of Board meetings and meetings of any Board committee (including via telephone, videoconference, or other electronic medium) at which business operations, financial results, capital allocation, financing alternatives, investor communications, board composition matters, stockholder value enhancement initiatives, strategic transactions, acquisitions, dispositions and/or any other material corporate transactions are discussed (any of the foregoing topics, an “Approved Topic,” and all such topics collectively, the “Approved Topics”), in a non-voting observer capacity and, in this respect, shall (except to the extent that the Board Observers have been excluded therefrom pursuant to Section 2(a)(iv) below) receive copies of the applicable portion of such notices, minutes, consents, and other materials and information relating to an Approved Topic or the Approved Topics (the “Relevant Materials and Information”) that the Company provides to the directors on the applicable committees and/or the Board at the same time and in the same manner as provided to such directors.
(ii)Until the Board Observers are appointed to the Board pursuant to the provisions of this Agreement or as otherwise elected at a meeting of stockholders of the Company, in no event shall the Board Observers: (A) be deemed to be members of the Board or any committee thereof; (B) be counted for purposes of voting, quorum, or any other reason; (C) have the right to vote on any matter under consideration by the Board or any committee or otherwise have any power to cause the Company to take, or not to take, any action; or (D) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company. Notwithstanding the foregoing, the Investor Group and the Board Observers understand and acknowledge that the Board Observers are required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business
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Conduct, and policies on stock trading, stock ownership, hedging and pledging of Company securities, public disclosures and confidentiality, and agree to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information.
(iii)If a meeting of the Board or any of the committees relating to an Approved Topic is conducted via telephone, videoconference, or other electronic medium, the Board Observers may attend the portion of such meeting at which an Approved Topic is to be discussed via the same medium; provided, however, that it shall be a material breach of this Agreement by the Board Observers to provide any other person access to such meeting without the Company’s express prior written consent.
(iv)The Company reserves the right to withhold any information and to exclude the Board Observers from any meeting or portion thereof of the Board or any committee thereof (A) where an Approved Topic is not intended to be discussed, (B) if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, violate any agreement between the Company and a third-party, violate any applicable law or regulation, or result in the disclosure of trade secrets or a conflict of interest, if any Investor, the Board Observers, or any of their respective Affiliates is or becomes a competitor of the Company, (C) with respect to Jason Aryeh, if such meeting or portion thereof involves a potential conflict of interest between the Company and the holders of Series A Preferred Shares, or (D) if such meeting or portion thereof is an executive session of the Board, provided, however, that no binding actions are taken or submitted to the Board with respect to an Approved Topic at any such executive sessions under this Section 2(a)(iv).
(v)The Board Observers other than Jason Aryeh shall be removed from their position as Board Observers upon the conclusion of the 2023 Annual Meeting, provided, such Board Observers are appointed to serve on the Board upon the conclusion of the 2023 Annual Meeting as contemplated by this Agreement (as long as such Board Observers are available and qualified for such appointment at such time). Jason Aryeh shall be removed from his position as a Board Observer upon the conclusion of the 2023 Annual Meeting.
(b)Recommendation of Class 1 Series A Director. Pursuant to Section 13(c) of that certain Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Lifecore Biomedical, Inc. (the “Series A Certificate of Designation”), 22NW, one of the two largest holders of shares of Series A Preferred Shares as of the Effective Date, designates Christopher Kiper (the “Class 1 Series A Director”) for election to the Board as a Series A Preferred Director (as defined in the Series A Certificate of Designation) at the Company’s annual meeting of stockholders for the 2024 fiscal year (the “2024 Annual Meeting”). The Board hereby, on a one-time basis, waives compliance with the notice deadline established in Section 2.5 of the Amended and Restated Bylaws of Lifecore Biomedical, Inc. (the “Bylaws”) in connection with such designation. Subject to, and conditioned upon, (i) receipt by the Company of a written designation of Christopher Kiper by the other largest holder of Series
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A Preferred Shares as of the Effective Date and (ii) the satisfaction of the Preferred Stock Director Designation Right Condition (as defined in the Series A Certificate of Designation) as of immediately prior to the 2024 Annual Meeting (the “Class 1 Series A Director Qualification Conditions”), the Board, and all applicable committees of the Board, shall (A) take all necessary actions to nominate the Class 1 Series A Director as a director (or Class 1 director if applicable at such time) and as a Series A Preferred Director (as defined in the Series A Certificate of Designation) for election to the Board by the holders of the Series A Preferred Shares, voting separately as a class, at the 2024 Annual Meeting with a term expiring at the Company’s annual meeting of stockholders for the 2026 fiscal year (the “2026 Annual Meeting”), and until his or her successor is duly elected and qualified (or, if the Declassification Proposal (as defined below) is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment (as defined below) is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, with a term expiring at the Company’s annual meeting of stockholders for the 2025 fiscal year (the “2025 Annual Meeting”), and until his or her successor is duly elected and qualified), (B) to list the Class 1 Series A Director in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2024 Annual Meeting and to solicit proxies for the election of the Class 1 Series A Director at the 2024 Annual Meeting in the same manner (except for differences related to the fact that the Class 1 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Class 1 Series A Director at the 2024 Annual Meeting in the same manner (except for the fact that the Class 1 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it recommends for the election of the Company’s other director nominees. The Class 1 Series A Director agrees that he or she will recuse himself or herself from such portions of meetings of the Board or committees of the Board, if any, involving potential conflicts of interest between the Company and the holders of Series A Preferred Shares. Further, in the event the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, all obligations set forth in this Section 2(b) shall apply with respect to the 2025 Annual Meeting in all respects.
(c)Recommendation of Class 2 Series A Director. Pursuant to Section 13(c) of the Series A Certificate of Designation, 22NW, one of the two largest holders of shares of Series A Preferred Shares as of the Effective Date, designates Jason Aryeh (the “Class 2 Series A Director”) for election to the Board as a Series A Preferred Director (as defined in the Series A Certificate of Designation) at the 2023 Annual Meeting. The Board hereby, on a one-time basis, waives compliance with the notice deadline established in Section 2.5 of the Amended and Restated Bylaws of Lifecore Biomedical, Inc. in connection with such designation. Subject to, and conditioned upon, (i) receipt by the Company of a written designation of Jason Aryeh by the other largest holder of Series A Preferred Shares as of the Effective Date and (ii) the satisfaction of the Preferred Stock Director Designation Right Condition (as defined in the Series A Certificate of Designation) as of immediately prior to the 2023 Annual Meeting (the “Class 2
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Series A Director Qualification Conditions”), the Board, and all applicable committees of the Board, shall (A) take all necessary actions to nominate the Class 2 Series A Director as a Class 2 director and as a Series A Preferred Director (as defined in the Series A Certificate of Designation) for election to the Board by the holders of the Series A Preferred Shares, voting separately as a class, at the 2023 Annual Meeting with a term expiring at the 2025 Annual Meeting, and until his or her successor is duly elected and qualified, (B) to list the Class 2 Series A Director in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2023 Annual Meeting and to solicit proxies for the election of the Class 2 Series A Director at the 2023 Annual Meeting in the same manner (except for differences related to the fact that the Class 2 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Class 2 Series A Director at the 2023 Annual Meeting in the same manner (except for the fact that the Class 2 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it recommends for the election of the Company’s other director nominees. The Class 2 Series A Director agrees that he or she will recuse himself or herself from such portions of meetings of the Board or committees of the Board, if any, involving potential conflicts of interest between the Company and the holders of Series A Preferred Shares. Further, all obligations set forth in this Section 2(c) shall apply with respect to the 2025 Annual Meeting in all respects.
(d)Class 1 Directors. Prior to the execution of this Agreement (i) the Board’s Nominating and Governance Committee (the “Nominating Committee”) has reviewed and approved the qualifications of Matthew Korenberg (the “First Additional Class 1 Director”) and Humberto Antunes (collectively, the “Additional Class 1 Directors”) to serve as Class 1 members of the Board and Nelson Obus to continue to serve as a Class 1 member of the Board (collectively with the Additional Class 1 Directors, the “Specified Class 1 Directors”) and (ii) the Board has determined that the Specified Class 1 Directors are “independent” as defined by the listing standards of the Nasdaq. The Board, and all applicable committees of the Board, shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, take all necessary actions to appoint the Additional Class 1 Directors to serve as Class 1 directors on the Board effective as of immediately following the 2023 Annual Meeting (and, if the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting, prior to the filing of the Declassification Amendment with the Secretary of State of the State of Delaware), with a term expiring at the 2024 Annual Meeting, and until his or her successor is duly elected and qualified. The Board, and all applicable committees of the Board, shall (A) take all necessary actions to nominate the Specified Class 1 Directors as directors (or Class 1 directors if applicable at such time) for election to the Board at the 2024 Annual Meeting with a term expiring at the 2026 Annual Meeting, and until his or her successor is duly elected and qualified (or, if the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, with a term expiring at the 2025 Annual Meeting, and until his or her successor is duly elected and qualified), (B) to list the Specified
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Class 1 Directors in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2024 Annual Meeting and to solicit proxies for the election of the Specified Class 1 Directors at the 2024 Annual Meeting in the same manner as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Specified Class 1 Directors at the 2024 Annual Meeting in the same manner as it recommends for the election of the Company’s other director nominees. Further, in the event the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, all obligations set forth in this Section 2(d) shall apply with respect to the 2025 Annual Meeting in all respects.
(e)Appointment of New Class 2 Director. Prior to the execution of this Agreement (i) the Nominating Committee has reviewed and approved the qualifications of Paul Johnson (the “Additional Class 2 Director”, and together with the Class 1 Series A Director, the Class 2 Series A Director and the Specified Class 1 Directors, the “Specified Directors”) to serve as a Class 2 member of the Board, and (ii) the Board has determined that the Additional Class 2 Director is “independent” as defined by the listing standards of the Nasdaq. The Board, and all applicable committees of the Board, shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, take all necessary actions to appoint the Additional Class 2 Director to serve as a Class 2 director on the Board effective as of immediately following the 2023 Annual Meeting (and, if the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting, prior to the filing of the Declassification Amendment with the Secretary of State of the State of Delaware), with a term expiring at the 2025 Annual Meeting, and until his or her successor is duly elected and qualified. The Board, and all applicable committees of the Board, shall (A) take all necessary actions to nominate the Additional Class 2 Director as a director (or a Class 2 director if applicable at such time) for election to the Board at the 2025 Annual Meeting with a term expiring at the 2027 Annual Meeting, and until his or her successor is duly elected and qualified (or, if the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2025 Annual Meeting, with a term expiring at the 2026 Annual Meeting, and until his or her successor is duly elected and qualified), (B) to list the Additional Class 2 Director in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2025 Annual Meeting and to solicit proxies for the election of the Additional Class 2 Director at the 2024 Annual Meeting in the same manner as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Additional Class 2 Director at the 2025 Annual Meeting in the same manner as it recommends for the election of the Company’s other director nominees.
(f)Board Size. The Board, and all applicable committees of the Board, shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s,
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fiduciary duties under applicable law, take all necessary actions to (i) reduce the size of the Board from nine (9) seats to eight (8) seats immediately prior to the 2023 Annual Meeting, (ii) increase the size of the Board from eight (8) seats to eleven (11) seats immediately following the 2023 Annual Meeting, (iii) reduce the size of the Board from eleven (11) seats to nine (9) seats upon the earlier of (A) immediately prior to the 2024 Annual Meeting or (B) November 30, 2024, and (iv) following reduction in size of the Board described in clause (iii), during the Standstill Period, the size of the Board may be increased by the Board by no more than two (2) seats only pursuant to an agreement with an investor in or debt financing provider to the Company in connection with such equity or debt transaction.
(g)Committees of the Board and Chairman. The Company agrees that the Board and all applicable committees of the Board shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, take all necessary actions to (i) appoint the First Additional Class 1 Director to the Audit Committee of the Board upon joining the Board immediately following the 2023 Annual Meeting (as long as the First Additional Class 1 Director is available and qualified for such appointment at such time) and as the Chairperson of the Audit Committee within five (5) business days after a vacancy in such position arises during the Standstill Period (as long as the First Class 1 Additional Director is available and qualified for such appointment at such time), (ii) appoint the Class 2 Series A Director to the Nominating Committee upon joining the Board immediately following the 2023 Annual Meeting (as long as the Class 2 Series A Director is available and qualified for such appointment at such time), and (iii) appoint two directors as additional members (the “Additional SC Members”) to that certain Special Committee of the Board (the “Special Committee”) to address the matters set forth on Schedule 1 hereto immediately following the 2023 Annual Meeting who (x) are not affiliates of any holder of the Series A Preferred Shares, (y) is not the Class 2 Series A Director nor the First Additional Class 1 Director, or (z) are not current members of the Special Committee (as long as at least two directors are available and qualified for such appointment at such time). Notwithstanding the foregoing and until the Termination Date, the Specified Directors will be considered along with all other Board members for Board committee assignments in connection with the Board’s regular review of committee composition; provided, however, that with respect to any such committee appointment, the applicable New Director is eligible at all applicable times to serve as a member of such committee pursuant to applicable law and the listing standards and rules of any stock exchange that are applicable to the composition of such committee.
(h)Board Policies and Procedures. Except as otherwise permitted in this Agreement, all members of the Board, including the Specified Directors, are required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct, and policies on stock trading, stock ownership, hedging and pledging of Company securities, public disclosures and confidentiality, and that the Class 2 Series A Director is required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information. The Specified Directors shall provide the Company with such
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information concerning the Specified Directors as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard directors’ and officers’ questionnaire upon request, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.
(i)Replacement Director. The Company agrees that if, during the Standstill Period (and so long as no Investor has breached its obligations under Section 1, Section 3, Section 4 or Section 9 hereof), the First Additional Class 1 Director (or his or her replacement appointed pursuant to this Section 2(i)) is unable to serve as a director, resigns, or is removed as a director prior to the end of the term of office set forth above (other than on account of (i) the failure of the First Additional Class 1 Director to be elected or re-elected by the stockholders at an annual meeting of the Company’s stockholders or a special meeting of stockholders held in lieu thereof or (ii) the First Additional Class 1 Director not being nominated to serve as a director in accordance with the terms of this Agreement at an annual meeting of the Company’s stockholders or a special meeting of stockholders held in lieu thereof), and at such time the Investor Group beneficially owns in the aggregate at least the lesser of (A) ten percent (10%) of the Company’s then outstanding voting securities on an as-converted to Common Stock basis or (B) the Company’s then outstanding voting securities on an as-converted to Common Stock basis beneficially owned by the Investors as of the Effective Date and as set forth on Exhibit A hereto (the “Investor Group Minimum Ownership Threshold”), then the Investor Group shall have the ability to recommend a substitute person, provided that any such substitute person so recommended shall qualify as “independent” pursuant to Nasdaq’s listing standards, be independent from the Investors, have the relevant financial and business experience to fill the resulting vacancy, made himself or herself available for one or more interviews with the Nominating Committee and other members of the Board, agreed to a customary background check by the Company and completed the Company’s standard directors’ and officers’ questionnaire (the “Qualification Information”). In the event that the Nominating Committee does not accept a substitute person so recommended, then the Investor Group shall have the right to recommend an additional substitute person for consideration by the Nominating Committee. Either the original candidate or the substitute person recommended shall be accepted by the Nominating Committee, provided, that after reasonable review by the Nominating Committee of the Qualification Information, both such candidates were, in the reasonable judgement of the Nominating Committee, qualified to serve on the Board; provided, further, that the Investor Group may continue to recommend additional substitute persons until two candidates are so accepted by the Nominating Committee at which time the Nominating Committee shall accept one of the two such candidates. Upon acceptance of a replacement director nominee by the Nominating Committee, the Board and all applicable committees of the Board, shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, take all necessary actions to appoint such replacement director to the Board no later than ten (10) business days after the Nominating Committee’s recommendation. Following the appointment of any replacement director in accordance with this Section 2(i), any reference to the First Additional Class 1 Director in this Agreement shall be deemed to refer to such replacement director.
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(j)Rights and Benefits of the Specified Directors. The Specified Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board with similar Board assignments, and (iii) such other benefits on the same basis as all other non-management directors on the Board.
(k)Stockholder Proposal. The Board, and all applicable committees of the Board, shall take all necessary actions to submit to the stockholders of the Company at the 2023 Annual Meeting a proposal to approve an amendment (the “Declassification Amendment”) of Article VI of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), to provide for the phased-in declassification of the Board, with Class 1 directors being elected annually beginning at the 2024 Annual Meeting and with Class 2 directors being elected annually beginning at the 2025 Annual Meeting, such that the Board would be fully declassified at the time of the 2025 Annual Meeting (the “Declassification Proposal”), and subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, to recommend in favor of the Declassification Proposal in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2023 Annual Meeting (the “2023 Annual Meeting Proxy”), and, upon the approval of the Declassification Proposal, shall promptly file the Declassification Amendment with the Secretary of State of the State of Delaware upon such approval.
(l)Company Rights Offering. If the Board determines to cause the Company to conduct a rights offering during the Standstill Period pursuant to which the Company would distribute to holders of Common Stock subscription rights to purchase shares of Common Stock, and that is subject to a backstop or standby commitment, and either Legion or Wynnefield is offered the right to participate in such backstop or standby commitment, 22NW will be offered the right to participate in such backstop or standby commitment with respect to the same aggregate amount of unsubscribed shares as Legion or Wynnefield, subject, in each case, to (A) applicable law (including the Board’s fiduciary duties) and the applicable rules or requirements of the Nasdaq and (B) at the time of such rights offering the Investor Group beneficially owns in the aggregate at least the Investor Group Minimum Ownership Threshold. All such purchase rights shall not be subject to the ownership limitations set forth in Section 4(a)(iii) hereof.
(m)The covenants set forth in this Section 2 shall terminate and be of no further force or effect immediately on the earliest of (i) the Termination Date, or (ii) the date at which the Investor Group no longer satisfies the Investor Group Minimum Ownership Threshold.
3.Voting. At each annual or special meeting of stockholders held during the Standstill Period, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock and Series A Preferred Shares then beneficially owned by each Investor and their respective Affiliates and Associates to be counted as present thereat for purposes of establishing a quorum; and (ii) vote, or cause to be voted, all shares of Common Stock and Series A Preferred Shares beneficially owned by each Investor and their
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respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of (a) each of the directors nominated by the Board and recommended by the Board, including such directors nominated and recommended by the Board pursuant to this Agreement and the Other Investor Agreements, in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) each of the other proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement prepared, filed with the SEC and delivered to the Company’s stockholders in accordance with the Board’s recommendations; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than the election or removal of directors or any proposed increase in the authorized shares of the Company), each of the Investors shall be permitted to vote in accordance with the ISS recommendation; provided, further, that each of the Investors shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company, or other business combination involving the Company requiring a vote of stockholders of the Company. No later than two (2) business days prior to each such meeting of stockholders, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock and Series A Preferred Shares beneficially owned by such Investors in accordance with this Section 3. No Investor nor any of its Affiliates, Associates, nor any person under its direction or control shall take any position, make any statement, or take any action inconsistent with the foregoing.
4.Standstill.
(a)Each Investor agrees that, except as expressly permitted elsewhere in this Agreement or as set forth on Schedule 4(a) hereto, from the Effective Date until the Termination Date, without the prior written approval of the Board, neither it nor any of its controlled Affiliates nor any of its Associates shall, directly or indirectly, alone or in concert with others, in any manner:
(i)propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock or the Series A Preferred Shares, whether or not such transaction involves a Change of Control of the Company;
(ii)engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or knowingly encourage, assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;
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(iii)acquire, offer, or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (A) interests in any of the Company’s indebtedness, or (B) Common Stock, Series A Preferred Shares, or other equity interests in the Company (including any rights decoupled from the underlying securities of the Company, but excluding Common Stock issued in connection with a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by any of the Investors and/or any Affiliate or Associate thereof) representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 14.54% of the shares of Common Stock and Series A Preferred Shares outstanding (on an as converted to common basis), provided, however, any purchases pursuant to Section 2(l) hereof shall be excluded from the limitations provided herein;
(iv)acquire or agree, offer, seek, or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than securities of the Company;
(v)seek to advise, encourage, support or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner consistent with Section 3;
(vi)engage in (A) any short sale or (B) any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(vii)intentionally pledge, hypothecate, or put any liens against the Company’s capital stock; provided, however, nothing herein shall prevent any Investor from partaking in customary margin transactions with a broker regulated by FINRA or holding its securities of the Company in a margin account;
(viii)take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company or its subsidiaries, including any plans or proposals to change the number or term of directors, to elect directors, to fill any vacancies on the Board, or to remove directors, (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company or its subsidiaries, (C) any other material change in the Company’s management, business, or corporate or governance structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, operations, business, corporate strategy, corporate structure, capital structure or allocation, share repurchase or dividend policies or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to
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become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case except as permitted expressly by this Agreement;
(ix)initiate, propose, or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) other than in accordance with Section 3;
(x)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act other than in a manner consistent with Section 3;
(xi)otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement;
(xii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Certificate of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”
(xiii)grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Common Stock or Series A Preferred Shares in any voting trust or similar arrangement or subject any Common Stock or Series A Preferred Shares to any voting agreement or pooling arrangement, other than (A) customary brokerage accounts, margin accounts and prime brokerage accounts and (B) otherwise in accordance with this Agreement;
(xiv)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as expressly provided in this Agreement, seek, encourage or take any other action with respect to the election or removal of any directors (it being acknowledged that those public communications that are permitted and those SEC filings that are required under this Agreement shall not constitute such encouragement);
(xv)form, join or in any other way participate in any a “partnership, limited partnership, syndicate, or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company (other than a “group” that includes all or some of the Investors, but does not include any other entities or persons that are not members of the Investor Group as of Effective Date); provided, further, that the Investor Group Schedule 13D shall not be amended to add additional members to the Investor Group other than persons that are wholly owned as of the Effective Date by an existing member of the Investor Group or an Associate of the Investor Group, so long as any such additional wholly owned member or Associate agrees to be bound by the terms and conditions of this Agreement;
(xvi)commence, join, encourage, or support any lawsuit, arbitration, or other legal claim against the Company or any of its officers or directors, including without
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limitation any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors provided, however, that nothing in this clause (xvi) will in any way limit the rights of either party under this Agreement or any other agreement between the parties, including by commencing litigation to enforce such rights;
(xvii)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Board, the Company, its management, policies, or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(xviii)make any request or submit any proposal to amend the terms of this Section 4 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;
(xix)take any action challenging the validity or enforceability of any of the provisions of this Section 4 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 4;
(xx)make any public communication in opposition to (A) any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination or (B) any financing transaction, in each case involving the Company or any of its subsidiaries;
(xxi)call or seek to call any special meeting of the Company (other than calling or seeking to call a special meeting of the holders of the Series A Preferred Stock pursuant to the Series A Certificate of Designation) or action by consent resolutions or make any request under Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries; or
(xxii)advise, assist, knowingly encourage, or seek to persuade any person or entity to take any action or make any statement inconsistent with any of the foregoing.
(b)Notwithstanding anything in Section 4(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict any Investor (including during his time as a Board Observer) from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) privately communicating to any of their investors information regarding the Company based on publicly available information, provided, that such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed, (iii) communicating with stockholders of the Company and others in a manner that does not
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otherwise violate Section 4(a) of this Agreement, (iv) making a public statement about how such Investor intends to vote and the reasons therefor with respect to any publicly announced Change of Control transaction, (v) exchanging, tendering, or otherwise participating in any tender or exchange offer with respect to the Common Stock or Series A Preferred Shares, whether or not such transaction involves a Change of Control of the Company, on the same basis as the other stockholders of the Company, (vi) taking any action necessary to comply with any law, rule, or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over an Investor, or (vii) exercising any right permitted under the Series A Certificate of Designation and transaction documents related to the purchase of the Series A Preferred Shares, including calling upon the Company to call a special meeting for the purpose of electing Series A Preferred Directors.
(c)As of the Effective Date, none of the Investors are engaged in any discussions or negotiations and do not have any agreements or understandings, written or oral, whether or not legally enforceable, concerning the acquisition of beneficial ownership of any securities of the Company, and have no actual knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement.
(d) Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the announcement of a transaction that will constitute a Change of Control involving the Company.
5.Confidentiality.
(a)The Class 2 Series A Director (including during his time as a Board Observer) (“Recipient”), acknowledges the confidential and proprietary nature of the Confidential Information and agrees that the Confidential Information (i) will be kept strictly confidential by Recipient, and (ii) will not be disclosed by Recipient to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. To the extent that Recipient is requested, required, or compelled to disclose the Confidential Information by judicial, regulatory, or administrative process pursuant to the advice of counsel or by requirements of law, the Recipient shall, to the extent legally permissible, provide the Company with (A) prompt notice to any such requested, required, or compelled disclosure to enable to the Company, at its sole expense, to seek a protective order or similar remedy, and (B) reasonable cooperation, at the Company’s sole expense, with respect to any effort by the Company to seek a protective order or similar remedy. Upon written request of the Company or the Board, the Recipient shall promptly return or destroy, at the Recipient’s option, any and all records, notes, and other written, printed, or tangible materials in its possession pertaining to the Confidential Information; provided, however, that Recipient may retain any electronic or written copies of Confidential Information as may be stored on his or her electronic records or storage system resulting from automated back-up systems or required by law, other regulatory requirements, or internal document retention policies. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies, or other documents prepared by or for the benefit
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of the Recipient from such information, will remain subject to the confidentiality obligations set forth in this Agreement notwithstanding any termination of this Agreement (the “Extended Confidentiality Obligations”). Notwithstanding Section 32 of this Agreement and except for the Extended Confidentiality Obligations, Recipient’s obligations under this Section 5 shall survive termination or expiration of this Agreement until eighteen (18) months after the date the Recipient received the last of such Confidential Information (such date, the “Confidentiality Termination Date”).
(b)All Confidential Information is provided to the Recipient “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to the Recipient resulting from the reliance on the Confidential Information. The Recipient acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Section 5, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.
(c)As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company, whether in verbal, visual, written, electronic, or other form, which is disclosed to Recipient by the Company or any Representative of the Company (including, but not limited to, all Relevant Materials and Information that is non-public information); provided, however, that “Confidential Information” shall not include information that:
(i)is or becomes generally available to the public other than as a result of disclosure of such information by the Recipient in violation of this Section 5;
(ii)is independently developed by the Recipient without use of the Confidential Information provided by the Company or any Representative thereof;
(iii)becomes available to Recipient at any time on a non-confidential basis from a third party that is not, to such recipient’s knowledge, prohibited from disclosing such information to such recipient by any contractual, legal, or fiduciary obligation to the Company; or
(iv)was known by Recipient prior to receipt from the Company or from any Representative thereof and, to Recipient’s knowledge, the source of such information was not prohibited from disclosing such information to such recipient by any contractual, legal, or fiduciary obligation to the Company.
(d)Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Recipient’s businesses include the analysis of, and investment in, securities, instruments, businesses and assets, and Confidential Information may serve to give the Recipient a deeper overall knowledge and understanding in a way that cannot be separated from
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their other knowledge, and accordingly, subject to the Recipient’s compliance with his or her obligations under this Agreement and without in any way limiting Recipient’s obligations under this Agreement, the Company acknowledges that this Agreement is not intended to restrict the use of such overall knowledge and understanding solely for internal investment analysis purposes, including, subject to applicable law, the purchase, sale, consideration of, and decisions related to, other investments. Subject to applicable law and Recipient’s compliance with his or her obligations under this Agreement, this Agreement shall not prohibit or otherwise limit the Recipient from negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund, or other basket of securities which the Recipient has no direct or indirect control over, which may contain or otherwise reflect the performance of any securities of the Company.
6.Acknowledgment of Obligations under Securities Laws. Recipient acknowledges that he or she is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws (collectively, the “Securities Laws”) on a person possessing material nonpublic information about a publicly traded company, including, but not limited to, restrictions that prohibit such person from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Recipient acknowledges that Confidential Information shared by the Company or its Representatives with the Recipient may include information regarding material activity by the Company, and that any such information so shared or exchanged shall be subject to the confidentiality obligations set forth herein and may constitute material non-public information with respect to United States securities laws. The Company agrees that, following the Effective Date and prior to the Confidentiality Termination Date, the Company shall promptly (and in any event, no later than the time that the Company’s directors are notified) notify the Recipient in writing as to the (i) opening of a trading window during which time all directors of the Company are permitted to trade in the Company’s securities and (ii) institution of a blackout period during which time all directors of the Company are prohibited from trading in the Company’s securities.
7.Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) to the actual knowledge of the executive officers of the Company, the execution, delivery, and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material
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agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
8.Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock and Series A Preferred Shares as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock and Series A Preferred Shares in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall cause its respective Representatives acting on its behalf to comply with the terms of this Agreement, and (e) to the actual knowledge of each Investor, the execution, delivery, and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.
9.Mutual Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that, except with respect to the matter set forth on Schedule 4(a) hereto, during the Standstill Period, or if earlier, until such time as the other party or any of its Representatives shall have breached this Section 9, neither it nor any of its Representatives shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other party or such other party’s Representatives (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement and any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation thereof. For the avoidance of doubt, the foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
10.Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this
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Agreement, substantially in the form attached as Exhibit C hereto. Prior to the issuance of the Press Release, neither the Company nor any of the Investors nor any of their respective Representatives shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. No party nor any of its Representatives shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with this Agreement.
11.SEC Filings.
(a)No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.
(b)No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.
12.Not a Group with any Third Party. Nothing contained in this Agreement shall be deemed or construed as creating a group, joint venture or partnership between the Investors and any other stockholders of the Company including those stockholders who are entering into Other Investor Agreements concurrently with this Agreement.
13.Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, the Company will reimburse the 22NW for its reasonable, document out-of-pocket fees and expenses (including reasonable, documented legal expenses) incurred solely in connection with the preparation and delivery of the Nomination Notice, the Special Meeting Demand and the negotiation and execution of this Agreement in an amount not to exceed $150,000, which amount shall be paid in six equal monthly installments by the Company commencing on the first business day of the month after which the 22NW provides reasonable documentation of such expenses to the Company.
14.Definitions. As used in this Agreement:
(a)the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, further, that, for purposes of this Agreement, no Investor shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Investor;
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(b)the term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(c)the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(d)the term “business day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;
(e)the term “Change of Control” shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation, or acquisition of the Company with, by or into another corporation, entity, or person; or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions;
(f)the term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
(g)the terms “group,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;
(h)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature;
(i)the term “Representatives” means (i) a person’s Affiliates and Associates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents, and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;
(j)the term, “SEC” means the U.S. Securities and Exchange Commission;
(k) the term, “Standstill Period” means the period commencing on the Effective Date and ending upon the earlier to occur of (X) the day immediately after the 2025 Annual Meeting or (Y) October 31, 2025 or, if earlier, upon the occurrence of any of the following: (i) termination of any Other Investor Agreement or material breach of any Other Investor Agreement by any party to such Other Investor Agreement that is not cured within thirty (30) days’ written notice thereof, (ii) if the Class 2 Series A Director Qualification Conditions are satisfied immediately prior to the 2023 Annual Meeting (or 2025 Annual Meeting, as applicable) and the Board has not recommended for, or has withdrawn the recommendation for, the election of the Class 2 Series A Director at the 2023 Annual Meeting (or 2025 Annual Meeting, as applicable) (as long as such Class 2 Series A Director is available and qualified for such applicable election), (iii) if the Board has not appointed the Additional Class 1 Directors or the Additional Class 2 Director to the Board immediately following the 2023 Annual Meeting (as
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long as such Additional Class 1 Directors or the Additional Class 2 Director, as applicable, is available and qualified for such appointment), (iv) if the Board has not recommended for, or has withdrawn the recommendation for, the election of the Specified Class 1 Directors at the 2024 Annual Meeting or, if applicable, the 2025 Annual Meeting (as long as such Specified Class 1 Directors are available and qualified for such election), (v) if the Board has not recommended for, or has withdrawn the recommendation for, the election of the Additional Class 2 Director at the 2025 Annual Meeting (as long as the Additional Class 2 Director is available and qualified for such election), (vi) if the size of the Board is not eight (8) or fewer seats immediately prior to the 2023 Annual Meeting, (vii) if size of the Board is not eleven (11) seats on the day after the 2023 Annual Meeting, (viii) if size of the Board is not nine (9) or fewer seats upon the earlier of (x) immediately prior to the 2024 Annual Meeting and (y) December 1, 2024, (ix) if the size of the Board is increased after it is decreased from eleven (11) seats to nine (9) seats (except for any increase permitted pursuant to Section 2(f)(iv)), (x) if upon joining the Board immediately following the 2023 Annual Meeting, Matthew Korenberg is not appointed to the Audit Committee of the Board (as long as Matthew Korenberg is available and qualified for such appointment), (xi) if Matthew Korenberg is not appointed as Chairperson of the Audit Committee of the Board within five (5) business days after a vacancy in such position arises (as long as Matthew Korenberg is available and qualified for such appointment), (xii) if upon joining the Board immediately following the 2023 Annual Meeting, Jason Aryeh is not appointed to the Nominating Committee (as long as Jason Aryeh is available and qualified for such appointment), (xiii) if upon joining the Board immediately following the 2023 Annual Meeting, the Additional SC Members are not appointed to the Special Committee (as long as such Additional SC Members are available and qualified for such appointment), (xiv) if the Investor Group Minimum Ownership Threshold is satisfied at the applicable time and the Board does not appoint a replacement nominee pursuant to Section 2(j) no later than ten (10) business days after the Nominating Committee’s recommendation, (xv) if the Company does not include the Declassification Proposal in the 2023 Annual Meeting Proxy or if the Board does not recommend in favor of the adoption of such proposal in the 2023 Annual Meeting Proxy, (xvi) if the Declassification Proposal is approved, the Board does not file the Declassification Amendment with the Secretary of State of Delaware within five (5) business days following certification of stockholder approval, or (xvii) the 2024 Annual Meeting is not held on or prior to November 30, 2024 (such date, the “Termination Date”); provided, that if any of clauses (ii), (iv), (v), or (xv) occur, the Company shall (1) notify the Investor Group in writing of such determination as promptly as practicable, and in any event within one (1) business day thereafter; and (2) agree to delay the 2023 Annual Meeting, the 2024 Annual Meeting, or the 2025 Annual Meeting, as applicable, by at least 75 calendar days to permit the members of the Investor Group (and their Affiliates) to seek the election of the applicable Specified Director (or any replacement candidate) as a director of the Company or submit a stockholder proposal to declassify the Board, as applicable, and engage in a solicitation of proxies with respect to the election of such applicable Specified Director (or any replacement candidate) as a director of the Company or such stockholder proposal, as applicable; and
(l)the term “third party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party.
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15.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
16.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:
If to the Company:
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, MN 55318
Email: John.Morberg@lifecore.com
Attention: John D. Morberg

With copies (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Dr. Floor 20
Costa Mesa, CA 92626
Email: Darren.Guttenberg@lw.com; Christopher.Drewry@lw.com; Tessa.Bernhardt@lw.com
Attention: Darren Guttenberg; Christopher Drewry; Tessa Bernhardt

If to any Investor:

22NW, LP
590 1st Avenue S, Unit C1
Seattle, WA 98104
Email: English@englishcap.com
Attention: Aron R. English

With copies (which shall not constitute notice) to:

Baker & Hostetler LLP
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45 Rockefeller Plaza
New York, NY 10111
Email: afinerman@bakerlaw.com
Attention: Adam W. Finerman

17.Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law or choice of law thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
18.Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 16 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
19.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.
20.Representative. Each Investor hereby irrevocably appoints 22NW as its attorney-in-fact and representative, in such Investor’s place and stead, to do any and all things and to
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execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by 22NW or upon any document, notice, instruction, or other writing given or executed by 22NW.
21.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings, oral or written, between the parties other than those expressly set forth herein.
22.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
23.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.
24.Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by either party, then the breaching party shall reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.
25.Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation, or warranty, express, or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions
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of the Agreement shall be interpreted in a reasonable manner so as to effect the intent of the parties.
26.Construction. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the Effective Date. The word “or” is not exclusive. The use of any gender shall be applicable to all genders. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule, or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, or statute as from time to time amended, modified, or supplemented. For purposes of this Agreement, where an obligation of the Company or the Board (or any committee thereof) is qualified by the phrase “subject to the good faith exercise of the Board of its fiduciary duties under applicable law,” compliance with such obligation shall not be required if the Board (or, in the case of an obligation that is to be fulfilled by a committee of the Board, such committee), after receipt of advice from counsel regarding the same, determines in good faith that such compliance would violate the Board’s (or, as the case may be, such committee’s) fiduciary duties under applicable law.
27.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
28.Amendment. This Agreement may be modified, amended, or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the 22NW Representative, or their respective successors or assigns. Prior to the Termination Date, the Company shall not agree to any amendment to either of the Other Investor Agreements.
29.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized by a majority of the Board), and with
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respect to the Company, the prior written consent of the 22NW Representative, and any assignment in contravention of the foregoing shall be null and avoid.
30.No Third-Party Beneficiaries. The representations, warranties, and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties, and/or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
31.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
32.Termination. Except as otherwise provided in this Agreement or as otherwise mutually agreed in writing by each party, this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, the provisions of Section 13 through this Section 32 and the Extended Confidentiality Obligations shall survive the termination of this Agreement and Recipient’s other obligations under Section 5(a) shall survive the termination of this Agreement until the Confidentiality Termination Date. No termination of this Agreement shall relieve any party from liability for any breach of this Agreement prior to such termination.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.
LIFECORE BIOMEDICAL, INC.

By: /s/ Paul Josephs
Name: Paul Josephs
Title: Chief Executive Officer

[Signature Page to Cooperation Agreement]

22NW FUND, LP
By: 22NW Fund GP, LLC, its General Partner

/s/ Aron R. English
Name: Aron R. English
Title: Manager

22NW, LP
By: 22NW GP, Inc., its General Partner

/s/ Aron R. English
Name: Aron R. English
Title: President and Sole Shareholder

22NW FUND GP, LLC

/s/ Aron R. English
Name: Aron R. English
Title: Manager

22NW GP, INC.

/s/ Aron R. English
Name: Aron R. English
Title: President and Sole Shareholder

[Signature Page to Cooperation Agreement]

/s/ Aron R. English
ARON R. ENGLISH

/s/ Bryson O. Hirai-Hadley
BRYSON O. HIRAI-HADLEY
/s/ Nathaniel Calloway
NATHANIEL CALLOWAY

/s/ Jason Aryeh
JASON ARYEH

/s/ Matthew Korenberg
MATTHEW KORENBERG

[Signature Page to Cooperation Agreement]

EXHIBIT A

INVESTOR GROUP OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned	Shares of Series A Preferred Shares Beneficially Owned
22NW Fund, LP 22NW, LP 22NW Fund GP, LLC 22NW GP, Inc.	1,755,161	16,436.420103
Aron R. English	1,755,161*	16,436.420103*
Bryson O. Hirai-Hadley	583	NONE
Nathaniel Calloway	28,069	NONE
Jason Aryeh	NONE	NONE
Matthew Korenberg	NONE	NONE

* Mr. English, as the portfolio manager of 22NW, LP, manager of 22NW Fund GP, LLC and president and sole shareholder of 22NW GP, Inc., may be deemed to beneficially own the shares beneficially owned by 22NW Fund, LP.

EXHIBIT B

FORM OF BOARD OBSERVER UNDERTAKING

June 28, 2024
Board of Directors
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, MN 55318

BOARD OBSERVER UNDERTAKING

Ladies and Gentlemen:
Reference is made to that certain Cooperation Agreement (the “Agreement”), dated as of June 28, 2024, by and among Lifecore Biomedical, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Exhibit A to the Cooperation Agreement (collectively, the “Investor Group”).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I hereby irrevocably undertake that, while I serve as a Board Observer, I will be governed by, and will comply with, all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct, and policies on stock trading, stock ownership, hedging and pledging of Company securities, public disclosures and confidentiality (collectively, the “Company Policies”), and agree to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information. Furthermore, I irrevocably undertake that I will not share any Confidential Information with the Investor Group or any other person in respect of the Company which I learn in my capacity as an Observer, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior consent.
If appointed as an Observer, I hereby irrevocably offer to resign from my position as the Observer, effective immediately upon notice from the Company that I have materially breached this Observer Undertaking (including a material breach of any of the Company Policies) or, if I am party to the Agreement, the Agreement; provided that I need not offer to resign if any such breach is capable of being cured and I have cured such breach within ten (10) calendar days following written notice of such breach from the Company.  It shall be in the Board’s sole discretion whether to accept or reject such resignation.  Further, I hereby acknowledge that I will no longer be an Observer upon the conclusion of the 2023 Annual Meeting.

Yours truly,

_________________________

EXHIBIT C

FORM OF PRESS RELEASE

(see attached)